Exhibit 99.1

Solaris Oilfield Infrastructure Announces Third Quarter 2023 Results and Fourth Quarter Dividend

Third Quarter 2023 Summary Results and Highlights

●	Revenue of $69.7 million

●	Net income of $7.6 million, or $0.16 per diluted Class A share; Adjusted pro forma net income of $8.5 million, or $0.19 per fully diluted share, for the quarter ended September 30, 2023

●	Adjusted EBITDA of $23.4 million

●	Increased deployments of Solaris’ new top fill technology across multiple basins

●	Generated $6 million in free cash flow after asset sales and reduced borrowings outstanding on the credit facility by $6 million

●	Announced a quarterly dividend of $0.12 per share to be paid on December 11, 2023, which represents a 9% per-share increase over the third quarter 2023 and Solaris’ third raise since initiating the dividend in 2018. Once paid, the fourth quarter 2023 dividend will be Solaris’ 21st consecutive quarterly dividend

●	Approximately $158 million cumulatively returned to shareholders through dividends and share buybacks since 2018, pro forma for the announced dividend to be paid in December

HOUSTON, October 26, 2023 — (BUSINESS WIRE) — Solaris Oilfield Infrastructure, Inc. (NYSE:SOI) (“Solaris” or the “Company”), today announced third quarter 2023 financial and operational results.

“The Solaris team executed strongly and safely as industry activity bottomed during the third quarter. Despite this, we continued to see adoption of our new technology offerings. As a result, nearly 55% of industry frac crews we followed in the quarter deployed either a top fill or AutoBlend™ system, up from over 40% in the prior quarter,” Solaris’ Chairman and Chief Executive Officer Bill Zartler commented.

“We generated another quarter of positive free cash flow and used excess cash to reduce our revolver borrowings. We expect free cash flow to grow in the fourth quarter and into 2024 as we generate returns from the growth capital we have invested in the business over the last couple of years. We will use this additional cash flow to continue to return capital to shareholders and strengthen the balance sheet.”

“We are pleased to announce today that the Board has approved a $0.12 per share dividend, the second increase to our ordinary dividend in 2023. Our current per share dividend is a 9% increase over the third quarter dividend and a 14% increase over the fourth quarter 2022 dividend. Since we began returning cash to shareholders in 2018, we will have cumulatively returned approximatley $158 million through dividends and share repurchases.”

Third Quarter 2023 Financial Review

Solaris reported net income of $7.6 million, or $0.16 per diluted Class A share, for third quarter 2023, compared to second quarter 2023 net income of $12.2 million, or $0.24 per diluted Class A share, and third quarter 2022 net income of $11.5 million, or $0.22 per diluted Class A share. Adjusted pro forma net income for third quarter 2023 was $8.5 million, or $0.19 per fully diluted share, compared to second quarter 2023 adjusted pro forma net income of $11.3 million, or $0.25 per fully diluted share, and third quarter 2022 adjusted pro forma net income of $11.1 million, or $0.24 per fully diluted share.

Revenues were $69.7 million for third quarter 2023, which were down 10% sequentially and down 25% year over year. Adjusted EBITDA for third quarter 2023 was $23.4 million, which was down 13% from second quarter 2023 and down 2% from third quarter 2022. The sequential decrease in revenue was primarily driven by decreases in ancillary trucking services activity. Total system revenue was approximately flat sequentially, as the decline in industry frac activity was offset by revenue growth from the addition of top fill systems. The sequential decrease in Adjusted EBITDA was impacted by the decline in ancillary services as well as higher maintenance costs that were incurred to improve system reliability as operators continue to drive frac efficiency through increased service intensity. These system improvements are also expected to enhance Solaris’ ability to respond more quickly to anticipated future activity improvements.

During the third quarter of 2023, Solaris earned revenue on 108 fully utilized systems, which includes sand systems, top fill systems and AutoBlend™ systems. Total fully utilized systems were flat sequentially and up 2% year over year. The Company followed an average of 67 industry frac crews on a fully utilized basis in the third quarter of 2023, which was down 8% from 73 frac crews followed in the second quarter of 2023.

Capital Expenditures, Free Cash Flow and Liquidity

Capital expenditures after the sale of assets in the third quarter 2023 were approximately $15 million, which is primarily related to manufacturing of top fill systems. The Company expects capital expenditures in the fourth quarter of 2023 to be approximately $10 million, including maintenance capital expenditures. Based on this estimate, full year 2023 capital expenditures are expected to be at the low end of the previously guided range of $65 million to $75 million.

Free cash flow (defined as net cash provided by operating activities less investment in property, plant and equipment) after asset sales was positive $6 million in the third quarter of 2023, including a working capital use of $1 million and capital expenditures of $17 million, which was offset by the sale of $2 million of assets no longer used. Distributable cash flow (defined as Adjusted EBITDA less maintenance capital expenditures) was approximately $20 million for the third quarter 2023 and covered quarterly dividend distributions of $5 million by approximately four times.

As of September 30, 2023, the Company had approximately $3 million of cash on the balance sheet. The Company reduced net borrowings on the credit facility by $6 million and ended the third quarter of 2023 with $37 million in borrowings outstanding and $41 million of liquidity.

Shareholder Returns

On August 15, 2023, the Company’s Board of Directors approved a cash dividend of $0.11 per share of Class A common stock, which was paid on September 15, 2023 to holders of record as of September 5, 2023. A distribution of $0.11 per unit was also approved for holders of units in Solaris Oilfield Infrastructure, LLC (“Solaris LLC”).

On October 25, 2023, the Company’s Board of Directors approved a cash dividend of $0.12 per share of Class A common stock, to be paid on December 11, 2023 to holders of record as of December 1, 2023. A distribution of $0.12 per unit has also been approved for holders of units in Solaris LLC, which is subject to the same payment and record dates.

The Company did not repurchase shares during the third quarter of 2023 and approximately $24 million remains in the Company’s stock repurchase authorization. Since initiating the repurchase authorization in the first quarter of 2023, Solaris has repurchased a total of 3.1 million Class A common shares, or 6.5% of the Company’s total outstanding shares.

Pro forma for the announced dividend to be paid in December 2023, the Company has paid 21 consecutive quarterly dividends and repurchased approximately 12% of total outstanding shares.

Conference Call

The Company will host a conference call to discuss its third quarter 2023 results on Friday, October 27, 2023 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). To join the conference call from within the United States, participants may dial (844) 413-3978. To join the conference call from outside of the United States, participants may dial (412) 317-6594. When instructed, please ask the operator to be joined to the Solaris Oilfield Infrastructure, Inc. call. Participants are encouraged to log in to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investor Relations section of the Company’s website at http://www.solarisoilfield.com.

An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately seven days. It can be accessed by dialing (877) 344-7529 within the United States or (412) 317-0088 outside of the United States. The conference call replay access code is 2373251. The replay will also be available in the Investor Relations section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.

About Non-GAAP Measures

In addition to financial results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), this news release presents non-GAAP financial measures. Management believes that adjusted net income, adjusted diluted earnings per share and Adjusted EBITDA, provide useful information to investors regarding the Company’s financial condition and results of operations because they reflect the core operating results of our businesses and help facilitate comparisons of operating performance across periods. Although management believes the aforementioned non-GAAP financial measures are good tools for internal use and the investment community in evaluating Solaris’ overall financial performance, the foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. A reconciliation of these non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying financial tables.

About Solaris Oilfield Infrastructure, Inc.

Solaris Oilfield Infrastructure, Inc. (NYSE:SOI) provides mobile equipment that drives supply chain and execution efficiencies in the completion of oil and natural gas wells. Solaris’ patented equipment and systems are deployed across oil and natural gas basins in the United States. Additional information is available on our website, www.solarisoilfield.com.

Website Disclosure

We use our website (www.solarisoilfield.com) as a routine channel of distribution of company information, including news releases, analyst presentations, and supplemental financial information, as a means of disclosing material non-public information and for complying with our disclosure obligations under the U.S. Securities and Exchange Commission’s (the “SEC”) Regulation FD. Accordingly, investors should monitor our website in addition to following press releases, SEC filings and public conference calls and webcasts. Additionally, we provide notifications of news or announcements on our investor relations website. Investors and others can receive notifications of new information posted on our investor relations website in real time by signing up for email alerts.

None of the information provided on our website, in our press releases, public conference calls and webcasts, or through social media channels is incorporated by reference into, or deemed to be a part of, this press release or will be incorporated by reference into any report or document we file with the SEC unless we expressly incorporate any such information by reference, and any references to our website are intended to be inactive textual references only.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of forward-looking statements include, but are not limited to, our business strategy, our industry, our future profitability, the various risks and uncertainties associated with the extraordinary market environment and impacts resulting from the volatility in global oil markets and the COVID-19 pandemic, expected capital expenditures and the impact of such expenditures on performance, management changes, current and potential future long-term contracts and our future business and financial performance. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to the factors discussed or referenced in our filings made from time to time with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

SOLARIS OILFIELD INFRASTRUCTURE, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2023	2022	2023	2023	2022

Revenue	64,427	89,376	69,925	212,180	222,342
Revenue - related parties	5,249	2,949	7,277	17,420	13,609
Total revenue	69,676	92,325	77,202	229,600	235,951

Operating costs and expenses:
Cost of services (excluding depreciation and amortization)	42,102	64,171	45,652	140,977	163,079
Depreciation and amortization	9,179	7,716	9,071	26,667	21,777
Property tax contingency (1)	—	—	—	—	3,072
Selling, general and administrative	6,359	5,929	6,825	19,722	17,202
Impairment of fixed assets	1,423	—	—	1,423	—
Other operating (income)/expense (2)	613	524	(125)	150	(899)
Total operating costs and expenses	59,676	78,340	61,423	188,939	204,231
Operating income	10,000	13,985	15,779	40,661	31,720
Interest expense, net	(1,057)	(141)	(879)	(2,395)	(308)
Total other expense	(1,057)	(141)	(879)	(2,395)	(308)
Income before income tax expense	8,943	13,844	14,900	38,266	31,412
Provision for income taxes	1,305	2,332	2,659	6,450	5,889
Net income	7,638	11,512	12,241	31,816	25,523
Less: net income related to non-controlling interests	(2,704)	(4,106)	(4,709)	(11,781)	(9,162)
Net income attributable to Solaris	$4,934	$7,406	$7,532	$20,035	$16,361

Earnings per share of Class A common stock - basic	$0.16	$0.22	$0.24	$0.64	$0.49
Earnings per share of Class A common stock - diluted	$0.16	$0.22	$0.24	$0.64	$0.49

Basic weighted average shares of Class A common stock outstanding	29,025	31,599	29,542	29,919	31,425
Diluted weighted average shares of Class A common stock outstanding	29,025	31,599	29,542	29,919	31,425

1)	Property tax contingency represents a reserve related to an unfavorable Texas District Court ruling related to prior period property taxes. The ruling is currently under appeal and we anticipate a ruling to be delivered sometime in the fourth quarter of 2023.
2)	Other income includes accrued excise tax on share repurchases, the sale or disposal of assets, insurance gains, credit losses or recoveries, severance costs, and other settlements.

SOLARIS OILFIELD INFRASTRUCTURE, INC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(Unaudited)

	September 30,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$3,451	$8,835
Accounts receivable, net of allowances for credit losses of $316 and $385, respectively	48,295	64,543
Accounts receivable - related party	7,065	4,925
Prepaid expenses and other current assets	5,633	5,151
Inventories	7,447	5,289
Assets held for sale	3,000	—
Total current assets	74,891	88,743
Property, plant and equipment, net	327,427	298,160
Non-current inventories	1,856	1,569
Operating lease right-of-use assets	12,773	4,033
Goodwill	13,004	13,004
Intangible assets, net	884	1,429
Deferred tax assets	49,398	55,370
Other assets	275	268
Total assets	$480,508	$462,576
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$20,053	$25,934
Accrued liabilities	18,002	25,252
Current portion of payables related to Tax Receivable Agreement	—	1,092
Current portion of operating lease liabilities	1,599	917
Current portion of finance lease liabilities	2,429	1,924
Other current liabilities	822	790
Total current liabilities	42,905	55,909
Operating lease liabilities, net of current	13,197	6,212
Borrowings under the credit agreement	37,000	8,000
Finance lease liabilities, net of current	3,029	3,429
Payables related to Tax Receivable Agreement	71,530	71,530
Other long-term liabilities	120	367
Total liabilities	167,781	145,447
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.01 par value, 600,000 shares authorized, 29,052 shares issued and outstanding as of September 30, 2023 and 31,641 shares issued and outstanding as of December 31, 2022	291	317
Class B common stock, $0.00 par value, 180,000 shares authorized, 13,674 shares issued and outstanding as of September 30, 2023 and December 31, 2022	—	—
Additional paid-in capital	187,700	202,551
Retained earnings	16,811	12,847
Total stockholders' equity attributable to Solaris and members' equity	204,802	215,715
Non-controlling interest	107,925	101,414
Total stockholders' equity	312,727	317,129
Total liabilities and stockholders' equity	$480,508	$462,576

SOLARIS OILFIELD INFRASTRUCTURE, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2023	2022	2023
Cash flows from operating activities:
Net income	$31,816	$25,523	$7,638
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,667	21,777	9,179
Impairment of fixed assets	1,423	—	1,423
Loss on disposal of asset	604	1,307	622
Stock-based compensation	5,830	4,665	1,926
Amortization of debt issuance costs	114	127	43
Allowance for credit losses	160	(420)	162
Change in payables related to Tax Receivable Agreement	—	(654)	—
Deferred income tax expense	6,019	5,143	1,166
Other	(178)	(178)	(16)
Changes in assets and liabilities:
Accounts receivable	16,088	(38,563)	7,646
Accounts receivable - related party	(2,140)	1,011	(277)
Prepaid expenses and other assets	263	2,972	(880)
Inventories	(5,020)	(4,744)	781
Accounts payable	(6,469)	12,569	(9,516)
Accrued liabilities	(7,744)	10,305	984
Payments pursuant to tax receivable agreement	(1,092)	—	—
Property tax contingency (1)	—	3,072	—
Net cash provided by operating activities	66,341	43,912	20,881
Cash flows from investing activities:
Investment in property, plant and equipment	(57,117)	(59,527)	(16,987)
Cash received from insurance proceeds	122	1,308	53
Proceeds from disposal of assets	2,165	422	2,000
Net cash used in investing activities	(54,830)	(57,797)	(14,934)
Cash flows from financing activities:
Share repurchases	(25,757)	—	—
Distribution to unitholders (includes distribution of $4.5 million at $0.11/unit, $4.3 million at $0.105/unit, and $1.5 million at $0.11/unit, respectively)	(4,993)	(4,327)	(1,504)
Dividend paid to Class A common stock shareholders	(10,402)	(10,348)	(3,358)
Borrowings under the credit agreement	35,000	9,000	—
Repayment of the credit agreement	(6,000)	(3,000)	(6,000)
Payments under finance leases	(1,908)	(1,100)	(582)
Payments under insurance premium financing	(1,380)	(946)	(414)
Payments related to debt issuance costs	(91)	(358)	—
Payments for shares withheld for taxes from RSU vesting and cancelled	(1,364)	(1,100)	(9)
Net cash used in financing activities	(16,895)	(12,179)	(11,867)
Net decrease in cash and cash equivalents	(5,384)	(26,064)	(5,920)
Cash and cash equivalents at beginning of period	8,835	36,497	9,371
Cash and cash equivalents at end of period	$3,451	$10,433	$3,451
Non-cash activities
Investing:
Capitalized depreciation in property, plant and equipment	202	424	95
Capitalized stock based compensation	410	296	114
Property and equipment additions incurred but not paid at period-end	588	3,436	360
Property, plant and equipment additions transferred from inventory	2,575	1,210	533
Additions to fixed assets through finance leases	2,012	4,554	86
Financing:
Insurance premium financing	283	806	414
Cash paid for:
Interest	2,079	102	1,051
Income taxes	198	370	—
(1)	Property tax contingency represents a reserve related to an unfavorable Texas District Court ruling related to prior period property taxes. The ruling is currently under appeal.

SOLARIS OILFIELD INFRASTRUCTURE, INC AND SUBSIDIARIES

RECONCILIATION AND CALCULATION OF NON-GAAP FINANCIAL AND OPERATIONAL MEASURES

(In thousands)

(Unaudited)

EBITDA AND ADJUSTED EBITDA

We view EBITDA and Adjusted EBITDA as important indicators of performance. We define EBITDA as net income, plus (i) depreciation and amortization expense, (ii) interest expense and (iii) income tax expense, including franchise taxes. We define Adjusted EBITDA as EBITDA plus (i) stock-based compensation expense and (ii) certain non-cash items and extraordinary, unusual or non-recurring gains, losses or expenses.

We believe that our presentation of EBITDA and Adjusted EBITDA provides useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. The following table presents a reconciliation of net income to EBITDA and Adjusted EBITDA for each of the periods indicated.

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2023	2022	2023	2023	2022

Net income	$7,638	$11,512	$12,241	$31,816	$25,523
Depreciation and amortization	9,179	7,716	9,071	26,667	21,777
Interest expense, net	1,057	141	879	2,395	308
Income taxes (1)	1,305	2,332	2,659	6,450	5,889
EBITDA	$19,179	$21,701	$24,850	$67,328	$53,497
Property tax contingency (2)	—	—	—	—	3,072
Stock-based compensation expense (3)	1,917	1,553	1,924	5,821	4,665
Loss on disposal of assets	746	989	4	390	1,025
Impairment on fixed assets (4)	1,423	—	—	1,423	—
Change in payables related to Tax Receivable Agreement (5)	—	—	—	—	(654)
Other (6)	163	(309)	47	409	(867)
Adjusted EBITDA	$23,428	$23,934	$26,825	$75,371	$60,738

1)	Federal and state income taxes.
2)	Property tax contingency represents a reserve related to an unfavorable Texas District Court ruling related to prior period property taxes. The ruling is currently under appeal and we anticipate a ruling to be delivered sometime in the fourth quarter of 2023.
3)	Represents stock-based compensation expense related to restricted stock awards, including performance-based restricted stock.
4)	Impairment recorded on certain fixed assets classified as assets held for sale during the three months ended September 30, 2023.
5)	Reduction in liability due to state tax rate change.
6)	Other includes accrued excise tax on share repurchases, gains on insurance claims, credit losses or recoveries and other settlements.

ADJUSTED PRO FORMA NET INCOME AND ADJUSTED PRO FORMA EARNINGS PER FULLY DILUTED SHARE

Adjusted pro forma net income represents net income attributable to Solaris assuming the full exchange of all outstanding membership interests in Solaris LLC not held by Solaris Oilfield Infrastructure, Inc. for shares of Class A common stock, adjusted for certain non-recurring items that the Company doesn't believe directly reflect its core operations and may not be indicative of ongoing business operations. Adjusted pro forma earnings per fully diluted share is calculated by dividing adjusted pro forma net income by the weighted-average shares of Class A common stock outstanding, assuming the full exchange of all outstanding units of Solaris LLC (“Solaris LLC Units”), after giving effect to the dilutive effect of outstanding equity-based awards.

When used in conjunction with GAAP financial measures, adjusted pro forma net income and adjusted pro forma earnings per fully diluted share are supplemental measures of operating performance that the Company believes are useful measures to evaluate performance period over period and relative to its competitors. By assuming the full exchange of all outstanding Solaris LLC Units, the Company believes these measures facilitate comparisons with other companies that have different organizational and tax structures, as well as comparisons period over period because it eliminates the effect of any changes in net income attributable to Solaris as a result of increases in its ownership of Solaris LLC, which are unrelated to the Company's operating performance, and excludes items that are non-recurring or may not be indicative of ongoing operating performance.

Adjusted pro forma net income and adjusted pro forma earnings per fully diluted share are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation. Presentation of adjusted pro forma net income and adjusted pro forma earnings per fully diluted share should not be considered alternatives to net income and earnings per share, as determined under GAAP. While these measures are useful in evaluating the Company's performance, it does not account for the earnings attributable to the non-controlling interest holders and therefore does not provide a complete understanding of the net income attributable to Solaris. Adjusted pro forma net income and adjusted pro forma earnings per fully diluted share should be evaluated in conjunction with GAAP financial results. A reconciliation of adjusted pro forma net income to net income attributable to Solaris, the most directly comparable GAAP measure, and the computation of adjusted pro forma earnings per fully diluted share are set forth below.

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2023	2022	2023	2023	2022
Numerator:
Net income attributable to Solaris	$4,934	$7,406	$7,532	$20,035	$16,361
Adjustments:
Reallocation of net income attributable to non-controlling interests from the assumed exchange of LLC Interests (1)	2,704	4,106	4,709	11,781	9,162
Loss on disposal of assets	746	989	4	390	1,025
Impairment on fixed assets (2)	1,423	—	—	1,423	—
Property tax contingency (3)	—	—	—	—	3,072
Change in payables related to Tax Receivable Agreement (4)	—	—	—	—	(654)
Other (5)	163	(309)	47	409	(867)
Incremental income tax expense	(1,453)	(1,071)	(983)	(2,688)	(2,780)
Adjusted pro forma net income	$8,517	$11,121	$11,309	$31,350	$25,319
Denominator:
Weighted average shares of Class A common stock outstanding	29,025	31,599	29,542	29,919	31,425
Adjustments:
Potentially dilutive shares (6)	15,448	15,021	15,365	15,273	14,983
Adjusted pro forma fully weighted average shares of Class A common stock outstanding - diluted	44,473	46,620	44,907	45,192	46,408
Adjusted pro forma earnings per share - diluted	$0.19	$0.24	$0.25	$0.69	$0.55

(1)	Assumes the exchange of all outstanding Solaris LLC Units for shares of Class A common stock at the beginning of the relevant reporting period, resulting in the elimination of the non-controlling interest and recognition of the net income attributable to non-controlling interests.
(2)	Impairment recorded on certain fixed assets classified as assets held for sale during the three months ended September 30, 2023.
(3)	Property tax contingency represents a reserve related to an unfavorable Texas District Court ruling related to prior period property taxes. The ruling is currently under appeal and we anticipate a ruling to be delivered sometime in the fourth quarter of 2023.
(4)	Reduction in liability due to state tax rate change.
(5)	Other includes accrued excise tax on share repurchases, gains on insurance claims, credit losses or recoveries and other settlements.

(6)	Assumes the exchange of all outstanding Solaris LLC Units for shares of Class A common stock and vesting of Restricted stock awards and Performance-based restricted stock awards at the beginning of the relevant reporting periods.

Contacts:

Yvonne Fletcher

Senior Vice President, Finance and Investor Relations

(281) 501-3070

IR@solarisoilfield.com